NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN APPOINTS MICHAEL S. GAMZON EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

NEW YORK, NEW YORK (September 16, 2010) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that its Board of Directors has appointed Michael S. Gamzon, Griffin’s Corporate Vice President, to the position of Executive Vice President and Chief Operating Officer of Griffin, effective on September 15, 2010.  Mr. Gamzon has been a Vice President of Griffin since joining the Company in January, 2008, and has been involved in all aspects of the Company’s operations with particular responsibility for seeking new business opportunities for Griffin Land, Griffin’s real estate business.  Earlier this year, Mr. Gamzon directed the acquisitions of a 120,000 square foot industrial building and 51 acres of undeveloped land in Pennsylvania’s Lehigh Valley, which were Griffin Land’s first real estate acquisitions outside of the Hartford, Connecticut market, where Griffin Land’s core real estate holdings are located.

“Mike has already made a great contribution to the Company, not only in his role in charge of locating and acquiring new development opportunities but also in bringing his creative and analytical approach to the other parts of the business.  We all look forward to his increasing involvement in the direction of the entire Company,” said Mike Danziger, Griffin’s President and Chief Executive Officer.

“I am pleased that Griffin’s Board of Directors has shown such confidence in my ability to serve our Company as Chief Operating Officer.  I am excited to continue to work with our teams at Griffin Land and Imperial Nurseries as we look to capitalize on the growth opportunities that lie before us,” said Mr. Gamzon.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including the statement regarding the Company’s growth opportunities.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.